                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                               Superior Essex Inc.
                               -------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    86815V105
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]      Rule 13d-1(b)
                  [ X ]      Rule 13d-1(c)
                  [   ]      Rule 13d-1(d)


  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------                                            ------------------------------------------
CUSIP No. 86815V105                                             13G                     Page  2           of     11    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a)  /   /

                                                                                                            (b)  / X /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ------------------------------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF       ----- ------------------------------------------------------------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               10,074 (see Item 4)
          BY          ----- ------------------------------------------------------------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH         ----- ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            10,074 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,074 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /   /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 0.1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


--------------------------------------------                                            ------------------------------------------
CUSIP No. 86815V105                                             13G                     Page  3           of     11    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a)  /   /

                                                                                                            (b)  / X /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF      ------ ------------------------------------------------------------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               10,074 (see Item 4)
          BY         ------ ------------------------------------------------------------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH        ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            10,074 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,074 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /   /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 0.1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 86815V105                                             13G                     Page  4           of     11    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a)  /   /

                                                                                                            (b)  / X /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF      ------ ------------------------------------------------------------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               597,528 (see Item 4)
          BY         ------ ------------------------------------------------------------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH        ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            597,528 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           597,528 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /   /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.5% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


--------------------------------------------                                            ------------------------------------------
CUSIP No. 86815V105                                             13G                     Page  5           of     11    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a)  /   /

                                                                                                            (b)  / X /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF      ------ ------------------------------------------------------------------------------------------------------
        SHARES           6  SHARED VOTING POWER
     BENEFICIALLY
        OWNED               490,000 (see Item 4)
          BY         ------ ------------------------------------------------------------------------------------------------------
         EACH            7  SOLE DISPOSITIVE POWER
      REPORTING
        PERSON              0
         WITH        ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            490,000 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           490,000 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /   /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.9% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 86815V105                                             13G                     Page  6           of     11    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a)  /   /

                                                                                                            (b)  / X /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            1,097,602 (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,097,602 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,097,602 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /   /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.4% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- -----------------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(a)         NAME OF ISSUER:

                  Superior Essex Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  150 Interstate North Parkway
                  Atlanta, GA 30339


ITEMS 2(a)        NAME OF PERSON FILING:

                  This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of common stock, $0.01 par value per share ("Shares") of the Issuer beneficially owned by S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC MultiQuant; (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to Shares beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (iv) Sigma Capital Management, LLC ("Sigma Capital Management") with respect to Shares beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates"); and (v) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC MultiQuant, CR Intrinsic Investors, CR Intrinsic Investments, Sigma Capital Management and Sigma Capital Associates.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022.

ITEM 2(c)         CITIZENSHIP:

                  SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Capital Management are Delaware limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

ITEM 2(e)      CUSIP NUMBER:

               86815V105

ITEM 3         Not Applicable

ITEM 4         OWNERSHIP:

               The percentages used herein are calculated based upon the Shares issued and outstanding as of November 2, 2005 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the quarterly period ended
               September 30, 2005.

               As of the close of business on December 30, 2005:

               1. S.A.C. Capital Advisors, LLC
               (a) Amount beneficially owned: 10,074
               (b) Percent of class: Less than 0.1%
               (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 10,074
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 10,074

               2. S.A.C. Capital Management, LLC
               (a) Amount beneficially owned: 10,074
               (b) Percent of class: Less than 0.1%
               (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 10,074
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 10,074

               3. CR Intrinsic Investors, LLC
               (a) Amount beneficially owned: 597,528
               (b) Percent of class: 3.5%
               (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 597,528
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 597,528

               4. Sigma Capital Management, LLC
               (a) Amount beneficially owned: 490,000
               (b) Percent of class: 2.9%
               (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 490,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 490,000

               5. Steven A. Cohen
               (a) Amount beneficially owned: 1,097,602
               (b) Percent of class: 6.4%
               (c) (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,097,602
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,097,602


               SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Capital Management, and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC MultiQuant. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Sigma Capital Management. CR Intrinsic Investments is a wholly-owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 10,074 Shares (constituting approximately less than 0.1% of the Shares outstanding); (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 597,528 Shares (constituting approximately 3.5% of the Shares outstanding); and (iii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 490,000 Shares (constituting approximately 2.9% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement, and SAC Capital Associates disclaims beneficial ownership of any securities held by CR Intrinsic Investments.


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
               securities, check the following. /   /

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10                    CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006


S.A.C. CAPITAL ADVISORS, LLC


By:      /s/ Peter Nussbaum
   ------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:      /s/ Peter Nussbaum
   ------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


CR INTRINSIC INVESTORS, LLC


By:      /s/ Peter Nussbaum
   ------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By:      /s/ Peter Nussbaum
   ------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By:      /s/ Peter Nussbaum
   ------------------------
Name:  Peter Nussbaum
Title:  Authorized Person